Exhibit 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in the following registration statements of The Allstate Corporation of our reports dated February 4, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to a change in The Allstate Corporation's method of accounting for stock-based compensation, embedded derivatives in modified coinsurance agreements and variable interest entities in 2003 and its method of accounting for goodwill and other intangible assets in 2002), appearing in this Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2003.

Registration Statements

Forms S-3 Registration Nos.	Forms S-8 Registration Nos.
333-34583	33-77928
333-39640	33-93760
333-108253	33-93762
33-99132
33-99136
33-99138
333-04919
333-16129
333-40283
333-40285
333-40289
333-49022
333-60916
333-73202
333-100405
333-100406
333-105632

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 9, 2004